Exhibit 99.1

Electrochem Announces Completion of Micro Power Electronics Acquisition

CLARENCE, N.Y.--(BUSINESS WIRE)--December 15, 2011--Electrochem Solutions, Inc., a subsidiary of Greatbatch, Inc. (NYSE:GB), today announced that it has successfully completed its previously announced acquisition of Micro Power Electronics. In connection with this transaction, Electrochem paid $60 million in cash and assumed debt and certain transaction-related payments and expenses. Greatbatch financed this acquisition with cash on hand and borrowed $45 million under its revolving credit facility.

Micro Power, headquartered in Beaverton, Oregon, is a leading supplier of custom battery solutions, serving the portable medical market as well as military and handheld automatic identification and data collection (AIDC) markets. As a pioneer in the development of Lithium battery systems, smart battery packs, chargers, docking stations, and power supplies, Micro Power has more than 25 years of experience developing battery solutions. Micro Power is ISO 13485 and 9001:2008 certified.

About Electrochem and Greatbatch, Inc.

Electrochem, founded in 1979, is a world leader in the design and manufacture of custom battery and wireless sensing technology solutions. A subsidiary of Greatbatch, Inc., Electrochem was born from the lithium battery invented for the implantable pacemaker by Wilson Greatbatch. Today, Electrochem is known for its reliable products which are used across a range of applications in the portable medical, energy, military, aerospace, environmental and process control industries. For more information, visit www.electrochemsolutions.com.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands -- Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for the company’s core markets. For more information, visit www.greatbatch.com.

CONTACT:
For Electrochem Solutions
Media:
Christopher Knospe, 716-759-5727 (office)
cknospe@greatbatch.com
or
Investor Relations:
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com